UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 20, 2015 (the “Closing Date”), Omega Protein Corporation, a Nevada corporation (the “Company”), Omega Protein, Inc., a Virginia corporation that is the Company’s principal operating subsidiary (“OPI”), Bioriginal Food & Science Corp., a Saskatchewan corporation and wholly-owned subsidiary of the Company (“Bioriginal” and collectively with OPI and the Company, the “Borrowers”), and certain subsidiaries of the Company (the “Guarantors” and, together with the Borrowers, the “Loan Parties”) entered into a Second Amended and Restated Loan Agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”) for the lenders (currently Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and BMO Harris Bank N.A.) (collectively, the “Lenders”) pursuant to which the Lenders agreed to extend credit to the Borrowers in the form of loans (each a “Loan” and collectively, the “Loans”) on a revolving basis of up to $125.0 million in the aggregate (the “Commitment”), with $95.0 million of such Commitment allocated to Revolving A Loans to be made to the Company or OPI in U.S. dollars or Alternative Currencies (as such term is defined in the Loan Agreement) and $30.0 million of such Commitment allocated to Revolving B Loans to be made to the Borrowers in U.S. dollars or Canadian dollars. Only Lenders qualified to lend in Canada will be eligible to participate in the Revolving B Loan facility. The Commitment includes a sub-facility for swingline loans up to an amount not to exceed $10.0 million, a sub-facility for standby letters of credit issued for the account of the Company or OPI up to an amount not to exceed $20.0 million, a sub-facility for standby or commercial letters of credit issued for the account of Bioriginal up to an amount not to exceed $7.5 million (subject to a temporary increase of $9.0 million), and an accordion feature that allows the Borrowers to increase the amount of the Commitment up to an additional $75.0 million, subject to the further commitments of the Lenders and other customary conditions precedent.

The Loan Agreement amended and restated the Company’s existing senior secured credit facility (the “Prior Loan Agreement”). The proceeds of the Loan Agreement will be used to (a) refinance existing debt under the Prior Loan Agreement, (b) pay fees and expenses incurred in connection with the refinancing of the Prior Loan Agreement and the entry into the Loan Agreement, (c) refinance certain debt owing to HSBC Bank Canada pursuant to an agreement that has been terminated, and (d) provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

Set forth below are certain of the material terms of the Loan Agreement:

Interest:

●

Revolving A Loans and Revolving B Loans denominated in U.S. dollars will bear interest, at the election of the Borrowers, at (a) the Base Rate (defined as a fluctuating rate equal to the highest of: (x) the rate of interest most recently announced by the Agent as its “prime rate,” (y) the Federal Funds Rate plus 1.00% and (z) a rate determined by the Agent to be 1.50% above daily one month LIBOR (except during certain periods of time)) plus the Applicable Margin (defined below), or (b) a rate per annum determined by the Agent to be equal to LIBOR in effect for the applicable interest period plus the Applicable Margin.

●

Revolving A Loans denominated in Alternative Currencies will bear interest at a rate per annum determined by the Agent to be equal to LIBOR in effect for the applicable interest period plus the Applicable Margin.

●

Revolving B Loans denominated in Canadian dollars will bear interest at (a) the Canadian Prime Rate (defined as a fluctuating rate equal to the highest of (y) the rate of interest most recently announced by the Agent as its reference rate in effect for determining interest rates for Canadian dollar denominated commercial loans in Canada and (z) a rate determined by the Agent to be 1.50% above daily one month CDOR plus the Applicable Margin) or (b) CDOR plus the Applicable Margin.

●	Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin.

The Applicable Margin for LIBOR, CDOR and Base Rate Loans will be established quarterly based upon the Consolidated Total Leverage Ratio for the Borrowers and their consolidated subsidiaries for four consecutive quarters ended on or immediately prior to the calculation date, as follows:

Level	Consolidated Total Leverage Ratio	LIBOR / CDOR	Base Rate	Commitment Fee
Level I	Less than 1.00 to 1.00	1.25%	0.00%	0.20%
Level II	Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	1.50%	0.00%	0.25%
Level III	Greater than or equal to 2.00 to 1.00	1.75%	0.25%	0.30%

Immediately upon the occurrence and during the continuance of an event of default arising from any Loan Party’s failure to pay its respective obligations under the Loan Agreement or under any other loan document entered into in connection with the Loan Agreement (the “Loan Documents”) or any Loan Party’s commencement of bankruptcy proceedings or certain related insolvency events with respect to such Loan Party, or, at the option of the Required Lenders (as such term is defined in the Loan Agreement), during the existence of an event of default under the Loan Agreement:

●

all outstanding LIBOR Loans and CDOR Loans will bear interest at a rate per annum of 2% in excess of the rate (including the Applicable Margin) then applicable to LIBOR Loans and CDOR Loans until the end of the applicable interest period and thereafter at a rate equal to 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and Canadian Prime Rate Loans, and

●

all outstanding Base Rate Loans and Canadian Prime Rate Loans will bear interest at a rate per annum equal to 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and Canadian Prime Rate Loans.

Prepayment: The Borrowers may prepay Loans at any time, in any amount. If the Borrowers prepay any LIBOR Loan or CDOR Loan prior to the end of the one, two, three or six month interest period established for such Loan, the Borrowers shall pay to the Lenders any loss or expense which may arise from such prepayment.

Collateral: All obligations of the Borrowers under the Loan Agreement are secured by a first priority lien (subject to Permitted Liens, as defined in the Loan Agreement) against all assets of each of the Borrowers and the other Loan Parties (other than certain excluded property, including property pledged to secure loans from the national fisheries finance program). Collateral provided by (a) the Company and its U.S.-domiciled subsidiaries shall guarantee or secure, as applicable, all of the obligations under the Loan Agreement and other Loan Documents and (b) Bioriginal and, if applicable, its subsidiaries, shall only guarantee or secure, as applicable, obligations of Bioriginal in respect of Revolving B Loans.

Guaranty: All obligations of the Borrowers under the Loan Agreement are unconditionally guaranteed by the Guarantors.

Unused Commitment Fee: The Borrowers agreed to pay the Agent, on behalf of the Lenders, an unused commitment fee for the period commencing with the Closing Date to maturity, computed at the rate per annum equal to the Applicable Margin on the average daily unused portion of the Commitment. The commitment fee will be payable quarterly in arrears.

Letter of Credit Commission: The Borrowers also agreed to pay the Agent, on behalf of the Lenders, a commission for issuing each letter of credit in the amount equal to the daily amount available to be drawn under such letter of credit multiplied by the Applicable Margin in effect from time to time with respect to LIBOR Loans (determined on a per annum basis). Such commission will be payable quarterly in arrears.

Term: All Loans and all other obligations outstanding under the Loan Agreement shall be payable in full on August 20, 2020.

Covenants: The Loan Agreement requires the Loan Parties to comply with various affirmative and negative covenants affecting their businesses and operations, including:

•

The Loan Parties will not be party to mergers, acquisitions or similar transactions where the aggregate consideration (other than equity interests in the Company), any assumption of indebtedness, deferred purchase price or earn-out payments paid by the Loan Parties during any fiscal year exceed the greater of $50.0 million and 15% of the Tangible Net Worth (as defined in the Loan Agreement) of the Borrowers and their subsidiaries.

•

The Loan Parties will not in any single fiscal year spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets in an amount exceeding the greater of $40.0 million and 15% of sales, subject to limited carry-forward provisions.

•

The Loan Parties will not sell or otherwise dispose of assets (other than certain permitted dispositions) in an amount exceeding the greater of $15 million and 5% of the consolidated total assets of the Company.

Financial Covenants: The Loan Agreement requires the Company to comply with the following financial covenants:

•

The Company is required to maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following: (a) $170,000,000, plus (b) 50% of net income (if positive, with no deduction for losses) earned in each quarterly accounting period commencing after December 31, 2014, plus (c) 75% of the net proceeds from any Equity Interests (as defined in the Loan Agreement) issued after the Closing Date, plus (d) 100% of any increase in stockholders’ equity resulting from the conversion of debt securities to Equity Interests after the Closing Date.

•

The Company is required to maintain on a consolidated basis a Consolidated Total Leverage Ratio of not greater than 3.00 to 1.00. This ratio will be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2015.

•

The Company is required to maintain on a consolidated basis a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00. This ratio will be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2015.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On August 20, 2015, the Company issued a press release regarding the closing of the Loan Agreement. For additional information, please refer to the Company’s press release attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1 Second Amended and Restated Loan Agreement dated as of August 20, 2015 by and among Omega Protein Corporation, Omega Protein, Inc., and Bioriginal Food & Science Corp., as Borrowers, Protein Finance Company, Omega Shipyard, Inc., Protein Industries, Inc., Cyvex Nutrition, Inc., InCon Processing, L.L.C. and Wisconsin Specialty Protein, LLC, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, Issuing Lender and Lender, JPMorgan Chase Bank, N.A., as Lender, and BMO Harris Bank N.A., as Lender.

10.2 Second Amended and Restated Revolving Credit Note (Revolving A Loans) dated as of August 20, 2015 executed by Omega Protein Corporation and Omega Protein, Inc., and made payable to Wells Fargo Bank, National Association.

10.3 Revolving Credit Note (Revolving B Loans) dated as of August 20, 2015 executed by Omega Protein Corporation, Omega Protein, Inc. and Bioriginal Food & Science Corp., and made payable to Wells Fargo Bank, National Association.

10.4 Amended and Restated Revolving Credit Note (Revolving A Loans) dated as of August 20, 2015 executed by Omega Protein Corporation and Omega Protein, Inc., and made payable to JPMorgan Chase Bank, N.A.

10.5 Revolving Credit Note (Revolving B Loans) dated as of August 20, 2015 executed by Omega Protein Corporation, Omega Protein, Inc. and Bioriginal Food & Science Corp., and made payable to JPMorgan Chase Bank, N.A.

10.6 Revolving Credit Note (Revolving A Loans) dated as of August 20, 2015 executed by Omega Protein Corporation and Omega Protein, Inc., and made payable to BMO Harris Bank N.A.

10.7 Revolving Credit Note (Revolving B Loans) dated as of August 20, 2015 executed by Omega Protein Corporation, Omega Protein, Inc. and Bioriginal Food & Science Corp., and made payable to BMO Harris Bank N.A.

10.8 Amended and Restated Swingline Note dated as of August 20, 2015 executed by Omega Protein Corporation and Omega Protein, Inc., and made payable to Wells Fargo Bank, National Association.

10.9 Second Amended and Restated Guaranty Agreement dated as of August 20, 2015 by Protein Finance Company, Omega Shipyard, Inc., Protein Industries, Inc., Cyvex Nutrition, Inc., InCon Processing, L.L.C. and Wisconsin Specialty Protein, LLC in favor of Wells Fargo Bank, National Association.

99.1 Press Release of the Company dated August 24, 2015 titled “Omega Protein Enters into New $125 Million Revolving Credit Facility.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: August 24, 2015	/s/ John D. Held
John D. Held Executive Vice President, General Counsel and Secretary